Exhibit 21

Subsidiaries of Hongli Clean Energy Technologies Corp.

1. Top Favour Limited (“Top Favour”), a British Virgin Islands company, is wholly owned by the registrant.

2. Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”), a limited liability company in the People’s Republic of China (“PRC”), is wholly owned by Top Favour.

3. Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli”), a limited liability company in the PRC, is controlled by Hongyuan through contractual arrangements.

4. Baofeng Hongchang Coal Co., Ltd. (“Hongchang Coal”), a limited liability company in the PRC, is wholly owned by Hongli.

5. Baofeng Hongguang Power Co., Ltd., a limited liability company in the PRC, is wholly owned by Hongli.

6. Baofeng Hongrun Coal Chemical Co., Ltd., a limited liability company in the PRC, is wholly owned by Hongli.

7. Zhonghong Energy Investment Company, a company in the PRC, is wholly owned by Hongli.

8. Baofeng Xingsheng Coal Co., Ltd., a limited liability company in the PRC, is 60% owned by Hongli.

9. Baofeng Shuangrui Coal Co., Ltd., a limited liability company in the PRC, is wholly owned by Hongchang Coal.